EXHIBIT 10.2

AMENDMENT TO NOVEMBER 24, 2020 RSU AGREEMENT

This amendment to the Restricted Stock Agreement dated November 24th, 2020 (this “Amendment”) is dated as of June 17, 2022, by and between United Health Products, Inc. (the “Company”) and Brian Thom (“Grantee”). The Company and Grantee are each sometimes referred to herein individually as a “Party” and together as the “Parties.”

W I T N E S S E T H

WHEREAS, the Company and Grantee entered an RSU Agreement, dated November 24, 2020.

WHEREAS, the Company and Grantee now wish to amend the RSU Agreement in accordance with the terms of, and as more particularly described in this Amendment.

NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1. Amend Section 1.1 to read as follows:

1.1 The Company hereby issues to the Grantee on the Grant Date an Award consisting of, in the aggregate, 13,225,000 Restricted Stock Units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) subject to the terms and conditions set forth in this Agreement.

2. Amend Section 3.1. Vesting, to read as follows:

Except as otherwise provided herein, provided that the Grantee remains in Continuous Service through each associated Vesting Date (as defined below), 20% of the Restricted Stock Units will vest upon FDA approval of the Company’s current application for Class III PMA, an additional 15% of the Restricted Stock Units will vest upon the execution by the Company of each commercial distribution agreement for the marketing of its products, up to a maximum of three such agreements, and the balance will vest on the earliest date that (a) the Company achieves $30 million in gross cumulative sales commencing as of January 1, 2022, (b) a Covered Transaction (as defined below) is consummated or (c) a Trigger Event (as defined below) occurs (each of the above events, a “Vesting Date”). The period during which any Restricted Stock Units are unvested is referred to as the “Restricted Period”. The Grantee has the option to delay any Vesting Date of all or part of his Restricted Stock Units that would otherwise vest on such date until no later than the occurrence of an event described in (b) or (c) above, by serving written notice to the Company prior to such Vesting Date. The term “Covered Transaction” means any one of the following events which is approved by the Board and the shareholders of the Company: (i) the closing of the sale or transfer of all, or substantially all, of the Company’s consolidated assets to an unaffiliated third party in one or a series of related transactions; or (ii) the consummation of any merger, consolidation, combination or statutory share exchange or similar form of corporate transaction to which the Company is a party, other than a merger, consolidation, combination or similar transaction in which (A) the Company is the surviving or continuing entity and the shareholders of the Company immediately prior to the closing of such transaction continue to own a majority of the voting capital stock of the Company immediately following the closing of such transaction, or (B) the Company is not the surviving or continuing entity but shareholders owning a majority of the voting capital stock of the Company immediately prior to the closing own a majority-in-interest of the voting capital stock of the surviving or continuing entity immediately following the closing. The term “Triggering Event” means the earliest date of any of the following undertaken by any person acting alone, or Acting in Concert (as defined below) with any other person(s), unless approved or consented to in advance in writing by the Board: (x) the commencement of, or the first public disclosure of an intent to commence (including, without limitation, any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended, or communication with the press or media), (I) a tender or exchange offer for outstanding shares of Common Stock of the Company, (II) a process to solicit, seek, or offer to effect any business combination, merger, acquisition of assets, restructuring, recapitalization, liquidation, or similar transaction involving the Company, or (III) a process to seek representation on the Board or otherwise seek to control or influence the management, the Board, or polices of the Company, or (y) the acquisition of shares of Common Stock of the Company resulting in the acquiror becoming the owner of more than 12.5% of the Company’s outstanding Common Stock, except for an acquirer who is a person named under Item 12 (Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 or such person’s affiliates. A person shall be deemed “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with such other person in, or towards a common goal relating to, changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect, in parallel with such other person where at least one additional factor supports a determination by the Board of Directors that such person intended to act in concert or in parallel with the other person, which such additional factors may include, without limitation, exchanging information, attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel. A person who or which is Acting in Concert with another person shall.

Once vested, the Restricted Stock Units become “Vested Units.”

3. Miscellaneous:

Except to the extent expressly set forth in this Amendment, the RSU Agreement has not been amended. This Amendment contains the entire agreement among the Parties with respect to the matters that are herein described. Capitalized term contained but not defined herein shall carry the meaning assigned to them in the Agreement. There are no agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among the Parties regarding the matters described in this Amendment other than as set forth in this Amendment. This Amendment is intended by the Parties hereto to be an integration of all prior or contemporaneous promises, agreements, conditions, negotiations and undertakings between the Parties with respect to the matters described in this Amendment. This Amendment may not be modified orally or in any manner other than by an agreement in writing signed by Company and Grantee. This Amendment may be signed in counterparts by the Parties and all of such counterparts, when taken together, shall be deemed to be a fully executed original of this Amendment. The transmission of a signed counterpart of this Amendment by facsimile or by portable document format (.pdf) shall have the same force and effect as delivery of an original signed counterpart and shall constitute valid and effective delivery for all purposes of this Amendment. This Amendment shall be governed by and in accordance with the laws of the State of New York and shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. This Amendment shall be deemed to be effective as of the date set forth above notwithstanding the fact that this Amendment may be executed and/or delivered by either or both of the Parties on a later or different date.

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Intending to be legally bound hereby, the parties executed the foregoing Amendment as of the date set forth above.

Grantee		United Health Products, Inc.

By:	/s/ Brian Thom	By:	/s/ Robert Denser
Name:	Brian Thom	Name:	Robert Denser
Title:	Chief Executive Officer	Title:	Director

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